Exhibit 99.1

KLA-Tencor Reports $137 Million in Net Income on Revenue of $1.32
Billion for Fiscal Year 2003; Net Income and Earnings Up On
Quarter-Over-Quarter Basis

    SAN JOSE, Calif.--(BUSINESS WIRE)--July 24, 2003--KLA-Tencor Corporation (Nasdaq:KLAC) today announced operating results for its fourth quarter and 2003 fiscal year. For the quarter ending June 30, 2003, the company reported improvement on a quarter-over-quarter basis. Net income of $29 million and earnings per share of $0.15 in the June 2003 fiscal quarter were a 7 percent improvement over net income of $27 million and earnings per share of $0.14 posted in the March quarter. Revenue of $308 million in the June quarter was up slightly from revenue of $304 million in the March quarter. The June 2003 quarter results compare to net income of $47 million and earnings per share of $0.23 on revenues of $373 million for the same period last year. For the full 2003 fiscal year, KLA-Tencor reported net income of $137 million and earnings per share of $0.70 on revenue of $1.32 billion compared, to fiscal year 2002 net income of $216 million and earnings per share of $1.10 on revenues of $1.64 billion.
    Ken Schroeder, Chief Executive Officer of KLA-Tencor, stated that while the company continues to streamline its operations to increase profitability, it is taking equal care to preserve its ability to capitalize on an industry upturn. "Although the increase in business activity is not broad based, we are definitely seeing a number of our customers reporting an upturn in their business," Schroeder observed. "As the recovery occurs, we believe that the twin forces of rising demand for leading-edge chips and an under-investment in leading-edge capacity will contribute to stronger sales for semiconductor process control equipment. During the year, KLA-Tencor worked closely with semiconductor manufacturers to overcome the yield challenges of next-generation processes, including copper interconnects, sub-130-nm design rules and 300-mm wafers. We are now well positioned to benefit from future industry growth with solutions that have proven critical to ramping and sustaining yields of next-generation chips."
    KLA-Tencor reported that it ended the year with approximately six months of backlog at current shipping levels. Geographically, during the quarter, the strongest order activity originated from Japan which was above its historical share. China and Singapore were also above historical levels while the United States, Europe, Taiwan and Korea fell below historical levels during the quarter.
    Gross margins improved from 48.5 percent in the third quarter of fiscal year 2003 to 49.0 percent in the fourth quarter. Cost reductions in service and manufacturing expenses contributed to the improvement in gross margins. Operating expenses were unchanged at $122 million; a decrease in selling, general and administrative expense offset a $3 million increase in engineering expense.
    The company increased total cash, cash equivalents and marketable securities by $90 million to $1.49 billion, while the balance sheet remained free of long-term debt. Inventory and accounts receivables decreased during the quarter. Inventory was reduced by $10 million to $259 million, and accounts receivable were lowered by $8 million to $224 million.

    Forward Looking Statements: Statements in this press release regarding the company's positioning for future industry growth, potential economic recovery, upturn in customer business, current order backlog, rising demand for semiconductor process control equipment and cost-saving measures are forward-looking statements, and are subject to the Safe Harbor provisions created by the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on current information and expectations, and involve a number of risks and uncertainties. Actual results may differ materially from those projected in such statements due to various factors, including but not limited to: delays or cancellations of orders by customers; shipments or acceptances; inability by the company to meet its production and/or product development schedules; the demand for semiconductors; and new and enhanced product offerings by competitors. For other factors that may cause actual results to differ from those projected, please refer to the company's Form 10-K, Forms 10-Q and other filings with the Securities and Exchange Commission. Actual results could differ materially from those anticipated in forward-looking statements in this release as a result of certain factors, including those set forth in the risk factors described in the company's SEC filings.

    About KLA-Tencor: KLA-Tencor is the world leader in yield management and process control solutions for semiconductor manufacturing and related industries. Headquartered in San Jose, Calif., with operations around the world, KLA-Tencor ranked #6 on S&P's 2002 index of the top 500 companies in the U.S. KLA-Tencor is traded on the Nasdaq National Market under the symbol KLAC. Additional information about the company is available on the Internet at http://www.kla-tencor.com.



KLA-Tencor Corporation
CONDENSED CONSOLIDATED UNAUDITED BALANCE SHEETS

                                                June 30,     June 30,
                                                   2003         2002
(In thousands)

ASSETS

Cash, short-term investments and marketable
 securities                                   $1,487,883  $ 1,333,583
Accounts receivable, net                         223,535      277,006
Inventories                                      258,799      323,016
Land, property and equipment, net                382,729      300,560
Other assets                                     513,651      483,553
                                               ---------    ---------
         Total assets                         $2,866,597   $2,717,718
                                               =========    =========
LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
  Accounts payable                            $   33,893  $    52,988
  Deferred system profit                         177,486      193,852
  Unearned revenue                                48,203       54,886
  Other current liabilities                      391,474      385,764
                                               ---------     --------
         Total current liabilities               651,056      687,490
                                               ---------     --------
Stockholders' equity:
  Common stock and capital in excess of par
   value                                         814,968      765,946
  Retained earnings                            1,396,886    1,259,695
  Accumulated other comprehensive income           3,687        4,587
                                               ---------    ---------
         Total stockholders' equity            2,215,541    2,030,228
                                               ---------    ---------
         Total liabilities and stockholders'
          equity                              $2,866,597   $2,717,718
                                               =========    =========

KLA-Tencor Corporation
CONDENSED CONSOLIDATED UNAUDITED STATEMENTS OF OPERATIONS


                        Three months ended        Twelve months ended
                              June 30,                   June 30,
                         2003         2002           2003      2002
(In thousands, except
 per share data)

Revenues:
      Product        $240,638   $  312,519     $ 1060,142  $1,428,107
      Service          67,675       60,675        262,907     209,175
                      --------   ----------     ----------  ----------
Total revenues        308,313      373,194      1,323,049   1,637,282

Costs and operating
 expenses:
Costs of goods sold   157,292      186,112        671,505     814,393
Research and
 development           64,084       68,945        268,291     287,408
Selling, general and
 administrative        57,855       70,914        253,933     290,588
Non-recurring
 acquisition,
 restructuring
 and other, net            --           --         (9,402)         --
                      --------   ----------     ----------  ----------

Total costs and
 operating expenses   279,231      325,971      1,184,327   1,392,389
                      --------   ----------     ----------  ----------

Income from
 operations            29,082       47,223        138,722     244,893

Interest income and
 other, net             9,552       10,960         41,796      42,563
                      ========   ==========     ==========  ==========

Income before income
 taxes                 38,634       58,183        180,518     287,456

Provision for income
 taxes                  9,275       11,679         43,327      71,290
                      ========   ==========     ==========  ==========


Net income           $ 29,359   $   46,504     $  137,191  $  216,166
                      ========   ==========     ==========  ==========

Basic earning per
 share:

     Net income      $   0.15   $     0.25     $     0.72  $     1.15
                      ========   ==========     ==========  ==========

Diluted earnings per
 share:

     Net income      $   0.15   $     0.23     $     0.70  $     1.10
                      ========   ==========     ==========  ==========


Weighted average
 number of shares:
     Basic            190,670      189,218        189,817     187,667
                      ========   ==========     ==========  ==========
     Diluted          196,630      198,452        194,785     196,594
                      ========   ==========     ==========  ==========

    CONTACT: KLA-Tencor Corporation
             John Kispert, 408-875-6224
             Chief Financial Officer
             john.kispert@kla-tencor.com
             or
             Cary Halsted, 408-875-4094 (Investment Community)
             Vice President, Investor Relations
             cary.halsted@kla-tencor.com
             or
             Kern Beare, 408-875-7039 (Media)
             Vice President, Corporate Communications kern.beare@kla-tencor.com